EXHIBIT NO. 4.3

                              FORM OF WARRANT

                     WARRANT TO PURCHASE COMMON SHARES

                                     OF

                             FONAR CORPORATION
                          (A Delaware Corporation)


                                  Warrant to Purchase
No.                                      Shares


Not Exercisable Prior to November 29, 1997 (subject to modification as provided in Section 2 hereof).

Void After 4:00 p.m. New York City time, May 28, 2002 (subject to modification as provided in Section 2 hereof).


              THIS CERTIFIES THAT _________________________, or registered assigns ("Holder"), is entitled to purchase on and after November 29, 1997 and until 4:00 p.m., New York City time, May 28, 2002 _______________ shares of the Common Stock, $.0001 par value ("Common Stock"), of FONAR CORPORATION (the "Corporation") at a price of $.__ per share ("Warrant Price"), upon surrender of this Warrant, with the form of subscription attached duly executed by the Holder, at the office of the Corporation, 110 Marcus Drive, Melville, New York 11747 or at the office of the Transfer Agent for the Common Stock of the Corporation, and upon payment to the Corporation of the price aforesaid for the shares so purchased.

              1. Notwithstanding the foregoing, the Warrant Price shall be reduced by the amount of any special dividends paid on the Common Stock on any cash awards (in the form of damages, royalties or otherwise) collected by the Corporation in connection with the enforcement of U.S. Patent No. 3,789,832 (Apparatus and Method for Detecting Cancer in Tissue).

              2. If this Warrant be exercised in respect of less than all the shares covered hereby, the Holder shall be entitled to receive a new Warrant covering the number of shares in respect of which this Warrant shall not have been exercised; provided, however, that this Warrant and all rights and options hereunder shall, unless redeemed as hereinbelow provided, expire at 4:00 p.m., New York City time, on May 28, 2002, and shall be wholly null and void if and to the extent the Warrant is not exercised before it expires.

              3.  THE WARRANTS ARE NOT REDEEMABLE BY THE CORPORATION.

              4. The Corporation covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Corporation will at all times have authorized, and in reserve, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

              5. The Corporation covenants and agrees that the Common Stock represented by each and every certificate to be delivered on the exercise of this Warrant as herein provided shall, at the time of such delivery, be validly issued and outstanding and be fully paid and nonassessable, and the Corporation will take all such action as may be necessary to assure that the par value per share of Common Stock is at all times equal to or less than the per share Warrant Price in effect from time to time hereunder.

              In case the Corporation shall, while this Warrant remains in force, effect a recapitalization of such character that the shares of Common Stock covered hereby shall be changed into or become exchangeable for a larger or smaller number of shares, then thereafter the number of shares of Common Stock which the Holder hereof shall be entitled to purchase hereunder shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock of the Corporation effected by reason of such recapitalization, and the Warrant Price hereunder, per share, of such recapitalized shares of Common Stock shall, in the case of an increase in the number of shares, be proportionately reduced, and, in the case of a decrease in the number of shares, be proportionately increased. A stock dividend or stock split shall, for the purposes hereof, be considered as an exchange for a larger number of shares.

              In case the Corporation shall be consolidated or merged with another company, or substantially all of its assets shall be sold to another company, in exchange for stock or property (including cash) with the view of distributing such stock or property to its stockholders, each share of Common Stock purchasable by this Warrant shall be replaced upon exercise for the purposes hereof by the stock or property issued or distributed in respect of one share of Common Stock of this Corporation upon such consolidation, merger or sale and distribution, and adequate provision to that effect shall be made at the time thereof.

              6. The Board of Directors of the Corporation shall make such adjustments in the Warrant Price and in the number and kind of shares covered by this Warrant as the Board in its sole discretion exercised in good faith may determine is equitably required to prevent dilution or enlargement of the rights of the Holder that would otherwise result from (a) any stock dividend, stock split, combination of shares or recapitalization or (b) any merger, consolidation, separation, reorganization or partial or complete liquidation. No adjustment provided for in the preceding sentence shall require the Corporation to sell or issue any fractional shares.

              In lieu of any fractional shares which would otherwise be issuable hereunder, the Corporation may offer cash or issue scrip, as its Board of Directors shall determine in its dole discretion.

              7. This Warrant is issued subject to the condition that, and every Holder hereof by accepting the same agrees with every subsequent Holder hereof and with the Corporation that, delivery hereof by any person in possession of the same however such possession may have been acquired shall vest title hereof and all rights hereunder in the transferee to the same extent and for all purposes as would delivery under like circumstances of any negotiable instrument; and that the Corporation may treat the Holder hereof as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

              8. The right to exercise this Warrant shall not be suspended during any period while the stock transfer books of the Corporation may be closed. The Corporation shall not be required, however, to deliver certificates upon the exercise of this Warrant while such books are duly closed for any purpose, but the Corporation may postpone the delivery of the certificates for such shares of Common Stock until the opening of such books, and they shall, in such case, be delivered forthwith upon the opening thereof, or as soon as practicable thereafter.

              9. In case any Warrant shall be mutilated, lost, stolen or destroyed, the Corporation may issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Corporation of the loss, theft or destruction of such Warrant, and upon receipt of indemnity satisfactory to the Corporation and payment of the reasonable expenses to replace said Warrant by the Holder thereof.

              10. This Warrant does not entitle any Holder thereof to any of the rights, privileges or liabilities, including without limitation, liquidation rights, voting rights or dividend rights of a stockholder of the Corporation.

              WITNESS the seal of the Corporation and the signatures of its duly authorized officers.


Dated:  ______________, 1997

                                  FONAR CORPORATION


                                  By:  ___________________________
                                               President


(Seal)

Attest:


_______________________________
         Secretary